Registration No. 333-140043

As filed with the Securities and Exchange Commission on April 13, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-1

ON FORM S-3

UNDER

THE SECURITIES ACT OF 1933

GASTAR EXPLORATION LTD.

(Exact Name of Registrant as Specified in Its Charter)

Alberta, Canada	38-3324634
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1331 Lamar Street, Suite 1080

Houston, Texas 77010

(713) 739-1800

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

J. Russell Porter, Chairman, Chief Executive Officer and President

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080, Houston, Texas 77010

(713) 739-1800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

T. Mark Kelly

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2300

Houston, Texas 77002

(713) 758-2222

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-127498

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE AND

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Registration Statement on Form S-3 relates to the registrant’s prior registration statement on Form S-3 (File No. 333-127498) and is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, with respect to the proposed offering of up to $946,830 of common shares of Gastar Exploration Ltd. (the “Common Shares”). The contents of the Registration Statement on Form S-1 (File No. 333-127498) filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 12, 2005, as most recently amended by Post-Effective Amendment No. 3 to Form S-1 on Form S-3 filed with the Commission on April 3, 2007, including, in each case, the exhibits thereto, are incorporated herein by reference.

The required opinions and consents are listed on the Index to Exhibits attached hereto and filed herewith.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits.

Exhibits	Description
5.1*	Opinion of Sara-Lane Sirey Professional Corporation, Calgary, Alberta, Canada, dated October 10, 2005

23.1**	Consent of BDO Seidman, LLP

23.2**	Consent of BDO Dunwoody LLP

23.3**	Consent of Netherland, Sewell & Associates, Inc.

23.4*	Consent of Sara-Lane Sirey Professional Corporation (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page to the Company’s initial filing of Registration Statement on Form S-1, filed on August 12, 2005. Registration No. 333-127498.

*	Previously filed.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 13, 2007.

GASTAR EXPLORATION LTD.
(Registrant)

By:	/s/ J. RUSSELL PORTER
J. Russell Porter
Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below on April 13, 2007.

Signature	Title

/s/ J. RUSSELL PORTER J. Russell Porter	Chairman, Chief Executive Officer, President (Principal Executive Officer)

* Michael A. Gerlich	Vice President and Chief Financial Officer and Director (Principal Financial and Accounting Officer)

* Abby Badwi	Director

* Thomas Crow	Director

* Richard Kapuscinski	Director

* By:	/s/ J. RUSSELL PORTER
J. Russel Porter
Attorney-in-Fact

INDEX TO EXHIBITS

Item 16.	Exhibits.

Exhibits	Description
5.1*	Opinion of Sara-Lane Sirey Professional Corporation, Calgary, Alberta, Canada, dated October 10, 2005

23.1**	Consent of BDO Seidman, LLP

23.2**	Consent of BDO Dunwoody LLP

23.3**	Consent of Netherland, Sewell & Associates, Inc.

23.4*	Consent of Sara-Lane Sirey Professional Corporation (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page to the Company’s initial filing of Registration Statement on Form S-1, filed on August 12, 2005. Registration No. 333-127498.

*	Previously filed.
**	Filed herewith.